Execution

AMENDMENT TO

CUSTODY AGREEMENT

This AMENDMENT (“Amendment”) is made and entered into, as of the latest date on the signature page hereto (the “Effective Date”), by and between RBC FUNDS TRUST (“Customer”) and THE BANK OF NEW YORK MELLON (“BNY”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, Customer and BNY have entered into a Custody Agreement dated as of August 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Customer and BNY desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.  Schedule II of the Agreement is hereby amended to reflect the addition of the following fund(s):

RBC BlueBay Credit Opportunities Fund

2.  Schedule II to the Agreement is hereby amended and restated in its entirety and replaced with the Amended Schedule II attached hereto, which has been revised to incorporate the above referenced changes.

3.  As hereby amended and supplemented, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Agreement.

4.  This Amendment constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

5.  This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

6.  The governing law provision of the Agreement shall be the governing law provision of this Amendment.

7.  Each of the Parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such Party or Parties to this Amendment, including by

Execution

Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON       RBC FUNDS TRUST

By: /s/ Allison M. Gardner	By: /s/ Kathy Hegna

Name: Allison M. Gardner	Name: Kathy Hegna

Title: Senior Vice President	Title: Treasurer and Chief Financial Officer

Date:	Date: ________________________________

Execution

SCHEDULE II

PORTFOLIOS

RBC BlueBay Core Plus Bond Fund

RBC BlueBay Credit Opportunities Fund

RBC BlueBay Emerging Market Debt Fund

RBC BlueBay High Yield Bond Fund

RBC BlueBay Strategic Income Fund

RBC China Equity Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets ex-China Equity Fund

RBC Emerging Markets Value Equity Fund

RBC Global Opportunities Fund

RBC International Equity Fund

RBC International Small Cap Equity Fund